Exhibit 10.1

EXECUTION

LIMITED LIABILITY COMPANY AGREEMENT

OF

PACOLET TRINITY 223 PARTNERS, LLC

A DELAWARE LIMITED LIABILITY COMPANY

DATED AS OF OCTOBER 13, 2016

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8.2 Reports and Financial Statements	19
8.3 Tax Matters Member	19
8.4 Bank Accounts	20
8.5 Tax Returns	20
8.6 New Partnership Audit Rules	20

Section 9. Management and Operations.	21

9.1 Management	21
9.2 Property Management Agreement	23
9.3 Annual Business Plan; Annual Budget	23
9.4 Other Activities	24
9.5 Limitation on Actions of Members; Binding Authority	24
9.6 Foreign Corrupt Practices Act	25
9.7 Prohibited Persons, Patriot Act and Anti-Money Laundering	25
9.8 Bad Conduct of Administrative Member; Removal Procedure	26

Section 10. Confidentiality.	25

Section 11. Representations and Warranties.	27

11.1 In General	27
11.2 Representations and Warranties	27
11.3 Representations and Warranties of PME	31

Section 12. Sale, Assignment, Transfer or other Disposition.	32

12.1 Prohibited Transfers	32
12.2 Permitted Transfers	32
12.3 Admission of Transferee	33
12.4 Withdrawals; Liquidations	33
12.5 Offering Member Sale Right	33
12.6 Buy-Sell Election.	36

Section 13. Dissolution.	39

13.1 Limitations	39
13.2 Exclusive Events Requiring Dissolution	39
13.3 Liquidation	39
13.4 Continuation of the Company	40

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Section 14. Indemnification.	40

14.1 Exculpation of Members	40
14.2 Indemnification by Company	40
14.3 General Indemnification by the Members	41

Section 15. Miscellaneous.	41

15.1 Notices	41
15.2 Governing Law	43
15.3 Successors	43
15.4 Pronouns; Construction	43
15.5 Table of Contents and Captions Not Part of Agreement	43
15.6 Severability	43
15.7 Counterparts	43
15.8 Entire Agreement and Amendment	43
15.9 Further Assurances	44
15.10 No Third Party Rights	44
15.11 Incorporation by Reference	44
15.12 Limitation on Liability	44
15.13 Remedies Cumulative	44
15.14 No Waiver	44
15.15 Limitation On Use of Names	45
15.16 Publicly Traded Partnership Provision	45
15.17 Public Announcements	45
15.18 No Construction Against Drafter	45

Exhibit A	Initial Capital Contributions
Exhibit B	Major Decisions
Exhibit C	Property Description
Exhibit D	2016 Annual Budget

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LIMITED LIABILITY COMPANY AGREEMENT
OF
PACOLET TRINITY 223 PARTNERS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of PACOLET TRINITY 223 PARTNERS, LLC, a Delaware limited liability company (this “Agreement”) is made and entered into and is effective as of October 13, 2016, by and among PACOLET MULTI-FAMILY HOLDINGS, LLC, a Delaware limited liability company (“PME”), TPH 223 N 8TH INVESTOR LLC, a Delaware limited liability company (“TPH”). Capitalized terms used herein shall have the meanings ascribed to such terms in this Agreement.

WITNESSETH:

In consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.          Definitions. As used in this Agreement:

“2015 Budget Act” means the Bipartisan Budget Act of 2015.

“Act” shall mean the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.

“Additional Capital Contributions” shall have the meaning provided in Section 5.2(a).

“Administrative Member” shall mean the Member charged with administering the day-to-day operations of the Company in accordance with the terms hereof, as such Administrative Member may be replaced pursuant to the terms of Section 9.8. The initial Administrative Member shall be PME.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the applicable calendar year after (i) crediting such Capital Account with any amounts which such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and (ii) debiting such Capital Account by the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean as to any Person any other Person that directly or indirectly controls, is controlled by, or is under common control with such first Person. For the purposes of this Agreement, a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management, policies and/or decision making of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for the avoidance of doubt, each of PME, TPH and the Company shall not be deemed to be Affiliates of each other by virtue of this Agreement, the other agreements contemplated hereby, or the transactions contemplated hereby and thereby.

“Agreed Upon Value” shall mean the fair market value (net of any debt then outstanding) agreed upon pursuant to a written agreement between the Members of property contributed by a Member to the capital of the Company, which shall for all purposes hereunder be deemed to be the amount of the Capital Contribution applicable to such property contributed.

“Agreement” shall mean this Limited Liability Company Agreement, as amended from time to time.

“Annual Business Plan” shall have the meaning provided in Section 9.3.

“Annual Budget” shall have the meaning provided in Section 9.3.

“Approval Item” shall have the meaning provided in Section 9.3.

“Approved Budget” shall mean any Annual Budget duly approved by the Members in accordance with this Agreement.

“Approved Business Plan” shall mean any Annual Business Plan duly approved by the Members in accordance with this Agreement.

“Assumed Gross Property Value” shall mean a single amount chosen by the Offering Member (in connection with a Forced Sale Election) or the Triggering Member (in connection with a Buy-Sell Election), as the assumed gross value of the Property in determining the Membership Interest Price.

“Bad Conduct” means, with respect to a Person, acts or omissions of the Person constituting gross negligence, fraud, criminal conduct constituting a felony for which the Person is charged by competent governmental authority or convicted by a court of competent jurisdiction (but only if such felony has a material adverse effect on the financial condition of the Company or any Company Subsidiary or on the value of the Property), a material breach of this Agreement (if the breach continues for more than ten (10) Business Days after a Member gives the Person a written notice specifying the breach), or a material violation of law. Notwithstanding the foregoing to the contrary, if any alleged material breach of this Agreement is attributable to the action or inaction of the Property Manager (including, without limitation, in respect of preparation and delivery of the Annual Business Plan, Annual Budget, and other reporting and financial statements) and the Property Manager is not an Affiliate of the Administrative Member, such action or inaction shall not be imputed to the Administrative Member provided that the Administrative Member is using commercially reasonable efforts to cause the Property Manger to take such action or forgo taking such action, including, subject to the Major Decisions hereunder, terminating the Property Manager in accordance with the terms of the applicable property management agreement.

“Bad Conduct Notice” shall have the meaning provided in Section 9.8.

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“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended or any other applicable bankruptcy or insolvency statute or similar law.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized to do business and are not required by law or executive order to close in New York, New York, or South Carolina.

“Buying Member” shall have the meaning provided in Section 12.6(b).

“Buy-Sell Closing” shall have the meaning provided in Section 12.6(b).

“Buy-Sell Closing Date” shall have the meaning provided in Section 12.6(b).

“Buy-Sell Default” shall have the meaning provided in Section 12.6(d).

“Buy-Sell Election” shall have the meaning provided in Section 12.6(a).

“Buy-Sell Election Period” shall have the meaning provided in Section 12.6(a).

“Buy-Sell Notice” shall have the meaning provided in Section 12.6(a).

“Calling Member” shall have the meaning provided in Section 5.2(a).

“Capital Account” shall have the meaning provided in Section 5.5.

“Capital Call” shall have the meaning provided in Section 5.2(a).

“Capital Contribution” shall mean, with respect to any Member, the aggregate amount of (i) cash, and (ii) the Agreed Upon Value of other property contributed by such Member to the capital of the Company.

“Capital Request Notice” shall have the meaning provided in Section 5.2(a).

“Cash Flow” shall mean, for any period for which Cash Flow is being calculated, gross cash receipts of the Company (but excluding Capital Contributions) plus any released Reserves, less the following payments and expenditures (i) all payments of operating expenses of the Company, (ii) all payments of principal of, interest on and any other amounts due with respect to indebtedness (including, without limitation, Reserves), leases or other commitments or obligations of the Company (including loans by Members to the Company), (iii) all sums expended by the Company for capital expenditures and (iv) all sums expended by the Company which are otherwise capitalized.

“Certificate of Formation” shall mean the Certificate of Formation of the Company, as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

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“Company” shall mean Pacolet Trinity 223 Partners, LLC, a limited liability company organized under the Act.

“Company Minimum Gain” shall have the meaning given to the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Property” shall mean any assets owned by the Company, including, without limitation, the Property.

“Company Subsidiaries” shall mean all Subsidiaries of the Company.

“Confidential Information” shall have the meaning provided in Section 10(a).

“Contributing Member” shall have the meaning provided in Section 5.2(a)(i).

“Contributing Percentage Interest” shall have the meaning provided in Section 5.2(a)(i).

“Contribution Notice” shall have the meaning provided in Section 5.2(a)(i).

“Control” (or words of similar import, whether or not capitalized) shall mean with respect to any Person means the possession, directly or indirectly, of the power to decide, affirmatively (by direction) or negatively (by veto), the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. The words “Controlling”, “Controlled by” and under common “Control” shall have correlative meanings.

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the United States Department of Labor applicable to the Index Area that includes the Properties (All Items) (1982-1984 = 100), or any successor index thereto as such successor index may be appropriately adjusted to establish substantial equivalence with the Consumer Price Index, or if the Consumer Price Index ceases to be published and there is no successor thereto, such other index as shall be approved by the Members.

“Default Contribution” shall have the meaning provided in Section 5.2(a)(ii).

“Default Loan” shall have the meaning provided in Section 5.2(a)(i).

“Default Loan Rate” shall have the meaning provided in Section 5.2(a)(ii).

“Deposit” shall mean a deposit of ten percent (10%) of the applicable Membership Interest Price to be delivered to, and held by, an escrow agent reasonably acceptable to the Members in connection with a ROFO Sale or a Buy-Sell Election, as applicable.

“Depreciation” shall mean, for each calendar year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis, except as otherwise required by Regulation Section 1.704-3(d)(2); provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deductions for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

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“Diluting Member” shall have the meaning provided in Section 5.2(a)(ii).

“Dissolution Event” shall have the meaning provided in Section 13.2.

“Distributable Funds” with respect to any month or other period, as applicable, shall mean an amount equal to the Cash Flow of the Company for such month or other period, as applicable.

“Distributions” shall mean the distributions payable to a Member.

“Emergency” shall mean an event which reasonably requires immediate action in order to avert or mitigate significant injury or damage to any individual or the Property.

“Exercise Period” shall have the meaning provided in Section 12.5(a).

“Forced Sale Election” shall have the meaning provided in Section 12.5(a).

“Foreign Corrupt Practices Act” shall mean the Foreign Corrupt Practices Act of the United States, 15 U.S.C. Sections 78a, 78m, 78dd-1, 78dd-2, 78dd-3, and 78ff, as amended, if applicable, or any similar law of any jurisdiction where one or more of the Properties are located or where the Company or any of its Subsidiaries transacts business or any other jurisdiction, if applicable.

“Gross Asset Value” shall mean, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes, except as follows or as otherwise specifically provided herein:

(a)           the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as determined by Administrative Member using such reasonable method of valuation as it may adopt, which, in the case of the Property, shall be equal to its Agreed Upon Value;

(b)           in the discretion of Administrative Member or as required pursuant to Regulations Section 1.704-1, the Gross Asset Values of the Company Property shall be adjusted to equal their respective gross fair market values, as reasonably determined by Administrative Member, immediately prior to the following events:

(i)          a Capital Contribution (other than a de minimis Capital Contribution) or a contribution of services to the Company by a new or existing Member as consideration for Interests;

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(ii)         the distribution by the Company to a Member of more than a de minimis amount of the Company Property as consideration for the redemption of Interests;

(iii)        the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), except as provided in Regulations Section 1.704-1(b)(2)(iv)(l); and

(iv)        at such other times as may be required or permitted pursuant to Regulations Section 1.704-1; and

(c)          the Gross Asset Values of the Company Property distributed to any Member shall be the gross fair market values of such assets as reasonably determined by Administrative Member as of the date of distribution.

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Company Property for purposes of computing Net Income and Net Loss. Gross Asset Values shall be further adjusted to reflect adjustments to Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to the extent not otherwise reflected in adjustments to Gross Asset Values.

“Indemnified Losses” shall have the meaning provided in Section 14.2.

“Indemnified Party” shall have the meaning provided in Section 14.3(a).

“Indemnifying Party” shall have the meaning provided in Section 14.3(a).

“Initial Capital Contributions” shall have the meaning provided in Section 5.1(a).

“Interest” of any Member shall mean the entire limited liability company interest of such Member in the Company, which includes, without limitation, any and all rights, powers and benefits accorded a Member under this Agreement and the duties and obligations of such Member hereunder.

“Lender” shall mean any third-party lender to the Company or any Subsidiary.

“Loan” shall mean any loans made to the Company or any of Company Subsidiaries permitted hereunder.

“Major Decisions” shall have the meaning provided on Exhibit B.

“Major Transfer” shall have the meaning provided in Section 12.2(b).

“Member” and “Members” shall mean PME and TPH and any other Person admitted to the Company pursuant to this Agreement.

“Member in Question” shall have the meaning provided in Section 15.12.

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“Member Minimum Gain” shall mean an amount, determined in accordance with Regulations Section 1.704-2(i)(3) with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability.

“Member Nonrecourse Debt” shall have the meaning given the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” shall have the meaning given the term “partner nonrecourse deductions” in Regulations Section 1.704-2(i).

“Membership Interest Price” shall mean the aggregate amount that the Offering Member (in connection with a Forced Sale Election) or the Triggering Member or the Non-Triggering Member, as applicable (in connection with a Buy-Sell Election) would be entitled to receive if (x) the Property were sold for an all cash price equal to the Assumed Gross Property Value, (y) all Loans were repaid in full, and (z) the resulting hypothetical Distributable Funds (calculated as of the projected closing date), together with all cash and cash equivalents of the Company or any Subsidiary (other than reserves held by any Lender and security deposits) less (without duplication of clause (y) above) expenses of the Company or any Subsidiary that are then due and payable (or will be due and payable within the ensuing thirty day period), were distributed to the Members in accordance with Section 13.3(d) of this Agreement.

“Net Income” and “Net Loss” shall mean, respectively, for each calendar year or other period, the Company’s taxable income or loss for such calendar year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), adjusted as follows:

(a)          any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

(b)          in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such calendar year or other period;

(c)          any items that are specially allocated pursuant to Section 7.3 shall not be taken into account in computing Net Income or Net Loss;

(d)          any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such under Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Income or Net Loss shall be deducted from such taxable income or loss;

(e)          in the event the Gross Asset Value of any of the Company Property is adjusted in accordance with paragraph (b), (c) or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

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(f)          gain or loss resulting from any disposition of any of the Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding the fact that the adjusted tax basis of such asset differs from its Gross Asset Value;

(g)          and an allocation of the Company Net Income or Net Loss to a Member shall be treated as an allocation to such Member of the same share of each item of income, gain, loss and deduction that has been taken into account in computing such Net Income or Net Loss except as otherwise required by law.

“New Partnership Audit Rules” shall mean the provisions of Subchapter C of Chapter 63 of the Code, as revised by Section 1101 of the 2015 Budget Act, as such provisions may thereafter be amended and including Treasury regulations or other guidance issued thereunder.

“Non-Administrative Member” shall mean the Member that is not then acting as the Administrative Member pursuant to the terms of this Agreement.

“Non-Affiliated Member” shall have the meaning provided in Section 9.1(f).

“Non-Contributing Member” shall have the meaning provided in Section 5.2(a)(i).

“Nonrecourse Deduction” shall have the meaning given such term in Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” shall have the meaning given such term in Regulations Section 1.704-2(b)(3).

“Non-Transferring Member” shall have the meaning provided in Section 12.2(b).

“Non-Triggering Member” shall have the meaning provided in Section 12.6(a).

“OFAC” shall mean the United States Treasury’s Office of Foreign Assets Control.

“Offeree” shall have the meaning provided in Section 12.5(a).

“Offering Member” shall have the meaning provided in Section 12.5(a).

Offer Notice” shall have the meaning provided in Section 12.5(a).

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56 and the regulations issued thereunder, all as amended and in effect.

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“Percentage Interests” shall mean the following percentages (subject to adjustment as set forth in Section 5.2(a)): PME: 50% and TPH: 50%.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other legal entity.

“PME” shall have the meaning provided in the first paragraph of this Agreement.

“Prior Approved Budget” shall have the meaning provided in Section 9.3.

Prohibited Person” shall mean any Person that is named on the most current list of “Specially Designated Nationals and Blocked Persons” published by the United States Treasury Department, Office of Foreign Assets Control.

“Property” shall mean that certain property more particularly described on Exhibit C.

“Property Manager” shall have the meaning provided in Section 9.2.

“Property Owner” shall mean the subsidiary of PME which is the purchaser under the PSA.

“Property Owner LLC Agreement” shall have the meaning provided in Section 11.3(e).

“PSA” shall mean that certain Purchase and Sale Agreement dated as of September 21, 2016 by and between 223 North 8th Partners LLC and Property Owner, as amended by that certain Reinstatement and First Amendment to Purchase and Sale Agreement dated as of October 7, 2016 between 223 North 8th Partners LLC and Property Owner.

“Purchasing Election” shall have the meaning provided in Section 12.6(a).

“Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“Regulatory Allocations” shall have the meaning provided in Section 7.3(h).

“Regulatory Agreement” means that certain agreement between 223 North 8th Partners LLC and the City of New York, through HPD, dated as of December 10, 2014 and recorded in the Office of the City Register of the City of New York on January 15, 2015, as CRFN 2015000018739, as the same may be amended or otherwise modified in accordance with the terms hereof.

“Regulatory Documents” means, collectively, (i) the Regulatory Agreement, and (ii) that certain restrictive declaration entered into by 223 North 8th Partners LLC as of March 3, 2016 and recorded in the Office of the City Register of the City of New York on March 15, 2016, as CRFN 2016000091014, as the same may be amended or otherwise modified in accordance with the terms hereof.

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“Required Consent” shall have the meaning provided in Section 12.5(g).

“Reserves” means, as the context may require, (a) the amount of any escrows or reserves required to be held and maintained pursuant to a Loan to which the Company or any Company Subsidiary is a party, and/or (b) the amount of any escrows or reserves held by the Company pursuant to the Annual Budget or as otherwise agreed to by the Members as a Major Decision.

“Revisions Notice” shall have the meaning provided in Section 9.3.

“ROFO Closing” shall have the meaning provided in Section 12.5(c).

“ROFO Closing Date” shall have the meaning provided in Section 12.5(c).

“ROFO Default” shall have the meaning provided in Section 12.5(c).

“ROFO Election” shall have the meaning provided in Section 12.5(a).

“ROFO Sale” shall have the meaning provided in Section 12.5(a).

“Sale” shall have the meaning provided in Section 12.5(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Election” shall have the meaning provided in Section 12.6(a).

“Selling Member” shall have the meaning provided in Section 12.6(b).

“Subsidiary” shall mean any Person of which fifty percent (50%) or more is owned, directly or indirectly, by the Company.

“Tax Matters Member” shall have the meaning provided in Section 8.3.

“TPH” shall have the meaning provided in the first paragraph of this Agreement.

“Transfer” means, as a noun, any direct or indirect transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance or other disposition, voluntary or involuntary, by operation of law or otherwise and, as a verb, voluntarily or involuntarily, by operation of law or otherwise, to transfer, sell, assign, exchange, charge, pledge, give, hypothecate, convey, encumber or otherwise dispose of.

“Triggering Member” shall have the meaning provided in Section 12.6(a).

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Section 2.          Organization of the Company.

2.1           Name. The name of the Company shall be “Pacolet Trinity 223 Partners, LLC”. The business and affairs of the Company shall be conducted under such name or such other name as may be determined by the Members, or as may be or become necessary to comply with the requirements of law in any jurisdiction in which the Company may elect to do business, subject to the approval of the Members.

2.2           Place of Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Members may at any time agree to change the location of the Company’s registered office or change the registered agent.

2.3           Principal Office. The principal address of the Company shall be 550 S. Main Street, Suite 601, Greenville, South Carolina 29601 or at such other place as may be agreed upon by the Members from time to time.

2.4           Filings. On or before execution of this Agreement, an authorized person within the meaning of the Act shall have duly filed or caused to be filed the Certificate of Formation of the Company with the office of the Secretary of State of Delaware, as provided in Section 18-201 of the Act, and shall have arranged for the qualification of the Company to transact business in New York as a foreign limited liability company with such qualification to occur after the execution of this Agreement, and the Members hereby ratify such filing and qualification. Administrative Member shall use its commercially reasonable efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company in good standing under the laws of Delaware and its qualification to transact business as a foreign limited liability company and its good standing under the laws of New York. Notwithstanding anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.

2.5           Term. The Company shall continue in existence in perpetuity or until the Company is dissolved as provided in Section 13, whichever shall occur earlier.

2.6           Expenses of the Company; Member Reimbursement. The Company shall reimburse each Member for all reasonable out-of-pocket costs and expenses relating to such Member fulfilling its duties under this Agreement as set forth in the Approved Budget. Any costs for professionals advising the Company, including legal and accounting fees and costs arising from audit and reporting matters shall be expenses of the Company. Administrative Member shall not receive any compensation in connection with the management of the Company.

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Section 3.          Purpose. The purpose of the Company, subject in each case to the terms hereof, shall be to directly or indirectly engage in the business of acquiring, owning, operating, developing, renovating, repositioning, managing, leasing, selling, financing and refinancing the Property (or portions thereof), which may be held by the Company directly or through entities in which the Company owns interests, and all other activities reasonably necessary to carry out such purpose.

Section 4.          Intentionally Omitted.

Section 5.          Capital Contributions and Capital Accounts.

5.1           Initial Capital Contributions.

(a)          On or prior to the date hereof, the Members have made an initial Capital Contribution (the “Initial Capital Contribution”) to the Company in the amount set forth in the column labeled “Initial Capital Contributions” on Exhibit A attached hereto.

(b)          On the date hereof, PME shall Transfer and assign to the Company, pursuant to an assignment of membership interests, in a form reasonably acceptable to TPH, one hundred percent (100%) of the limited liability company membership interests of Property Owner free and clear of all liens and other encumbrances.

5.2           Additional Capital Contributions.

(a)          At such time as a Member determines that the Company requires cash (1) for capital expenditures, operating expenses and/or other purposes of the Company or Company Subsidiaries in accordance with the Annual Budget, or (2) upon a Member’s good faith determination that there is a need for funds in respect of costs in excess of the Annual Budget including in the event any of the direct or indirect assets of the Company is affected by an Emergency, such Member (the “Calling Member”) shall recommend to the other Member in a written notice provided to such other Member (a “Capital Request Notice”) that a call should be made for additional Capital Contributions (“Additional Capital Contributions”) which Capital Request Notice shall set forth the amount of capital that such Member has determined is required by the Company. If the request for Additional Capital Contributions is approved as a Major Decision (other than Capital Calls in the case of an Emergency which shall not require unanimous consent), the Calling Member shall provide written notice thereof (a “Capital Call”) to the Members which notice shall, in accordance with the applicable Capital Request Notice, request that the Members make further contributions to the capital of the Company as hereinafter provided.

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(i)          Within ten (10) Business Days after approval of the Capital Call pursuant to Section 5.2(a), the Members shall make an Additional Capital Contribution pro rata in proportion to their Percentage Interests pursuant to such Capital Call. If any Member fails to make its Additional Capital Contribution pursuant to this Section 5.2(a)(i) (a “Non-Contributing Member”) as and when due for any reason, then the Contributing Member (as defined below) shall provide prompt written notice thereof (the “Contribution Notice”) to each Member, such notice to identify each Non-Contributing Member and the amount that each such Non-Contributing Member failed to contribute. Each Member who has not failed to make its Additional Capital Contribution (a “Contributing Member”) shall have the right upon written notice to the Contributing Member within five (5) days after delivery of the Contribution Notice, to contribute the amount of any Non-Contributing Member’s Additional Capital Contribution to the Company, which payment shall not be deemed an Additional Capital Contribution, but rather a loan (a “Default Loan”) to such Non-Contributing Member(s) in an amount equal to the unfunded Additional Capital Contribution, each of which loans will be evidenced by a promissory note in form reasonably satisfactory to the Contributing Member(s) and shall constitute a debt owed by the Non-Contributing Member(s) to the Contributing Member(s). In the event that there is more than one Contributing Member electing to make a Default Loan, then each such Contributing Member shall fund its pro rata share (determined based on such Contributing Member’s Percentage Interest in the Company over the sum of all Contributing Members’ Percentage Interests in the Company (the “Contributing Percentage Interest”)).

(ii)         Any Default Loan shall bear interest at the rate of twenty percent (20%) per annum, compounded monthly, but in no event in excess of the highest rate permitted by applicable laws (the “Default Loan Rate”) and shall be payable by the Non-Contributing Member to the Contributing Member(s) pro rata in accordance with their Contributing Percentage Interest from any Distributions due to Non-Contributing Member hereunder. Interest on a Default Loan to the extent unpaid, shall accrue and compound at the Default Loan Rate. A Default Loan shall be prepayable, in whole or in part, at any time or from time to time without penalty to the Contributing Member(s) pro rata in accordance with their Contributing Percentage Interest. Any such Default Loans shall be with full recourse to the Non-Contributing Member and shall be secured by the Non-Contributing Member’s Interests including, without limitation, the Non- Contribution Member’s right to Distributions. In furtherance thereof, upon the making of such Default Loan, the Non-Contributing Member hereby pledges, assigns and grants a security interest in its Interest to the Contributing Member(s) and agrees to execute such documents and statements reasonably requested by the Contributing Member(s) to further evidence and secure such security interest; provided, however, that such security interest may be foreclosed upon only in the event that during the period in which a Default Loan is outstanding, Distributions are paid to the Non-Contributing Member prior to payment in full of all amounts (including interest) owed under the Default Loan. All Distributions that would have otherwise gone to the Non-Contributing Member absent the existence of a Default Loan shall be applied first to the payment of any interest due under any Default Loan and then to the principal of the Default Loan of each Contributing Member pro rata in accordance with their Contributing Percentage Interest until all amounts due thereunder are paid in full. While any Default Loan is outstanding, the Company shall be obligated to pay directly to the Contributing Member(s), for application to and until all Default Loans (and interest accrued thereon) have been paid in full, the amount of (x) any Distributions payable to the Non-Contributing Member, and (y) any proceeds of the sale of the Non- Contributing Member’s Interest in the Company until the Default Loan is repaid in full. Each Contributing Member may, by delivering a notice to the Non- Contributing Member at any time following the date that shall be thirty (30) days after the making of such Default Loan and prior to the full repayment of such Default Loan (and all accrued and unpaid interest thereon), elect to terminate such Default Loan and have a portion of the Non-Contributing Member’s Interest diluted as set forth in Section 5.2(a)(ii)(1) through (a)(ii)(2) (such portion equal to such Contributing Member’s Contributing Percentage Interest), with such portion of the outstanding principal amount of the Default Loan, together with the accrued and unpaid interest thereon, treated as a Capital Contribution to the Company (“Default Contribution”) and the Capital Accounts of the Non- Contributing Member and such Contributing Member adjusted accordingly (such Contributing Member making such election, a “Diluting Member”).\

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(1)	If a Default Loan is converted into a Default Contribution pursuant to subsection 5.2(a)(ii) above, then as of the date of such conversion, (A) the Diluting Member electing such conversion will be deemed to have made a Default Contribution in the amount of the Diluting Member’s Contributing Percentage Interest of the outstanding principal balance and interest under such Default Loan, and (B) the Non-Contributing Member shall be treated as having received a distribution in the amount of the Diluting Member’s Contributing Percentage Interest of the outstanding principal balance and interest under the Default Loan which distribution shall be deemed as having repaid such portion of the Default Loan.

(2)	At the time the Diluting Member converts the Default Loan into a Default Contribution, the Diluting Member’s Percentage Interest shall be recalculated and increased by an amount equal to the percentage equivalent of a fraction, the numerator of which is 200% of the Diluting Member’s Default Contribution and the denominator of which is equal to the total sum of the aggregate amount of the Capital Contributions made by all Members through and including the date such Diluting Member made such Default Contribution. The Interest of a Non-Contributing Member shall be reduced by an amount equal to the percentage by which the Diluting Member’s Interest was increased pursuant to the preceding sentence.

(b)          Except as set forth in this Section 5.2, no Member shall be permitted to lend any money or make any Capital Contributions to the Company.

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5.3           Return of Capital Contribution. Except as approved by the Members, no Member shall have any right to withdraw or make a demand for withdrawal of the balance reflected in such Member’s Capital Account (as determined under Section 5.5) until the full and complete winding up and liquidation of the business of the Company; provided, however, that nothing contained in this Section 5.3 shall preclude Members from receiving Distributions of Distributable Funds in accordance with Section 6.1 herein.

5.4           No Interest on Capital. Interest earned on Company funds shall inure solely to the benefit of the Company, and no interest shall be paid upon any Capital Contributions nor upon any undistributed or reinvested income or profits of the Company.

5.5           Capital Accounts. “Capital Account” shall mean a book account which shall be maintained by the Company in accordance with the following provisions for each Member:

(a)          To each Member’s Capital Account there shall be credited the amount of cash contributed by such Member, the initial Gross Asset Value of any other asset contributed by such Member to the capital of the Company (net of liabilities secured by such contributed property that the Company assumes or takes subject to), such Member’s distributive share of Net Income, the amount of any of the liabilities of the Company assumed by the Member, and any other items in the nature of income or gain that are allocated to such Member; and

(b)          To each Member’s Capital Account there shall be debited the amount of cash distributed to the Member, the Gross Asset Value of any of the Company Property distributed to such Member pursuant to any provision of this Agreement (net of liabilities secured by such distributed property that such Member assumes or takes subject to), and such Member’s distributive share of Net Losses and any other items in the nature of expenses or losses that are allocated to such Member.

In the event that a Member’s Interests or portion thereof is Transferred within the meaning of Regulations §1.704-1(b)(2)(iv)(l), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Interests or portion thereof so Transferred.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations §1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

5.6           New Members. The Company shall not issue additional Interests or admit new Members unless approved as a Major Decision.

5.7           No Further Capital Contributions. Except as expressly provided in this Agreement or with the prior written consent of the Members, and subject to the provisions of this Agreement, no Member shall be required or entitled to contribute any other or further capital to the Company, nor shall any Member be required or entitled to loan any funds to the Company. No Member will have any obligation to restore any negative balance in its Capital Account at any time including upon liquidation or dissolution of the Company.

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Section 6.          Distributions.

6.1           Distribution of Distributable Funds. From and after the date hereof, Distributable Funds, if any, shall be distributed to the Members at such times as determined by the Members, but not less often than quarterly. Such Distributable Funds shall be distributed to the Members pro rata and pari passu in accordance with their Percentage Interests.

Section 7.          Allocations.

7.1           Allocations of Net Income and Net Losses. Subject to Section 7.3 and except as otherwise provided in this Agreement, Net Income and Net Losses of the Company for each calendar year shall be allocated among the Members in a manner such that, as of the end of such calendar year and taking into account all prior allocations of Net Income and Net Losses of the Company and all Distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 13.3(d)(2) if the Company were dissolved, its affairs wound up and assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 13.3(d)(2) immediately after such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gains immediately prior to such hypothetical gain.

7.2           Allocation of Net Income and Net Losses in Liquidation. Net Income and Net Losses (or items thereof) realized by the Company in connection with the liquidation of the Company pursuant to Section 13 shall be allocated among the Members in a manner such that, taking into account all prior allocations of Net Income and Net Losses of the Company and all Distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the amount which such Member is entitled to receive pursuant to Section 13.3(d)(2).

7.3           Mandatory Allocations.

(a)          No Excess Deficit. To the extent that any Member has or would have, as a result of an allocation of Net Loss (or item thereof), an Adjusted Capital Account Deficit, such amount of Net Loss (or item thereof) shall be allocated on a Member-by-Member basis so as to allocate the maximum permissible deduction or loss to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

(b)          Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 7, if there is a net decrease in Company Minimum Gain during any calendar year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2), (3), (4) and (5), each Member shall be specially allocated items of the Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f). This Section 7.3(b) is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

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(c)          Member Minimum Gain Chargeback. Notwithstanding any other provision of this Section 7 except Section 7.3(b), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any calendar year, then, subject to the exceptions set forth in Regulations Section 1.704-2(i)(4), each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of the Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 7.3(c) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(d)          Qualified Income Offset. Notwithstanding any other provision of this Section 7, except Section 7.3(b) and Section 7.3(c), in the event any Member receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), that cause or increase an Adjusted Capital Account Deficit of such Member, items of the Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.3(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 7 have been tentatively made as if this Section 7.3(d) were not in the Agreement.

(e)          Nonrecourse Deductions. Nonrecourse Deductions for any calendar year shall be allocated to the Members in accordance with their Percentage Interest.

(f)          Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any calendar year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations §1.704-2(i)(1).

(g)          Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company Property pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(m). Each Member hereby agrees to provide the Company with all information necessary to give effect to an election made under Code Section 754 if the Company has made or if Administrative Member determines to make such an election.

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(h)          Curative Allocations. The allocations set forth in Section 7.3(a) through Section 7.3(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1704-1(b) and 1.704-2. The Regulatory Allocations shall be taken into account for the purpose of equitably adjusting subsequent allocations of Net Income and Net Losses, and items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

7.4           Tax Allocations. Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Company income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss, deduction or credit was allocated pursuant to the preceding paragraphs of this Section 7.

(a)          Code Section 704(c). In accordance with Code Section 704(c) and the Regulations promulgated thereunder, income and loss with respect to any property contributed to the capital of the Company (including, if the property so contributed constitutes a partnership interest, the applicable distributive share of each item of income, gain, loss, expense and other items attributable to such partnership interest whether expressly so allocated or reflected in partnership allocations) shall, solely for U.S. federal and applicable state income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Agreed Upon Value at the time of contribution. Such allocation with respect to PME’s Initial Capital Contribution shall be made in accordance with the traditional method set forth in Regulations Section 1.704-3(b).

Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 7.4 are solely for purposes of U.S. federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of Net Income, Net Loss, other items or distributions pursuant to any provisions of this Agreement.

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Section 8.          Books, Records, Tax Matters and Bank Accounts.

8.1           Books and Records. The books and records of account of the Company shall be maintained by the Administrative Member in accordance with generally accepted accounting principles in the United States, consistently applied and shall be reconciled to comply with the methods followed by the Company for U.S. federal income tax purposes, consistently applied. The books and records shall be maintained at the Company’s principal office or at a location approved by the Members, and all such books and records (and the dealings and other affairs of the Company and its Subsidiaries) shall be available to any Member at such location for review, investigation, audit and copying, at such Member’s sole cost and expense, during normal business hours on at least twenty-four (24) hours prior notice; provided, however, that (i) the Company shall pay for all costs of any audit that is performed at the request of a Lender, and (ii) if one (but not both) of the Members otherwise desires for the annual financial statements of the Company to be audited than the Company shall reimburse such Member for up to ten thousand dollars ($10,000) per calendar year of out-of-pocket costs in respect of such audit.

8.2           Reports and Financial Statements. Administrative Member shall deliver to the Members no later than fifteen (15) calendar days after the previous month end date (i) the trial balance, balance sheet, statement of operations, statement of members equity, statement of monthly cash flows and the rent roll, (ii) any financial reports required by any Loan, (iii) all other reports required to be prepared by the Property Manager under the Management Agreement, and (iv) no later than one hundred twenty (120) days after the end of a calendar year, a statement of the Members’ Capital Accounts and changes therein during such applicable calendar year. To the extent applicable, the reports required by this Section 8.2 shall be prepared in accordance with generally accepted accounting principles in the United States, consistently applied and shall be reconciled to comply with the methods followed by the Company for U.S. Federal income tax purposes, consistently applied. All reports and financial statements required by this Section 8.2 shall be in form and substance satisfactory to the Members. The reasonable out-of-pocket expenses incurred in connection with the preparation of such reports and statements shall be reimbursed by the Company to Administrative Member. Any Member may request an audit of any such reports at their own cost and expense, with such audit to be performed by BDO USA LLP, or such other firm of independent certified public accountants approved by the Members as a Major Decision.

8.3           Tax Matters Member. TPH is hereby designated as the “tax matters partner” of the Company and its Subsidiaries to the extent applicable with respect to taxable years beginning before January 1, 2018, and otherwise as the “company representative” (the “Tax Matters Member”). Except as otherwise provided in this Agreement (including Major Decisions), all elections required or permitted to be made by the Company and its Subsidiaries under the Code or state tax law shall be timely determined and made by the Tax Matters Member. The Members intend that the Company be treated as a partnership for U.S. federal, state and local tax purposes, and the Members will not elect or authorize any person to elect to change the status of the Company from that of a partnership for U.S. federal, state and local income tax purposes without the prior written reasonable consent of all Members. The Tax Matters Member agrees to consult with PME with respect to any written notice of any material tax elections and any material inquiries, claims, assessments, audits, controversies or similar events received from any taxing authority (and shall not settle or offer to settle the same without the prior written consent of PME). The Tax Matters Member will not elect into application of the New Partnership Audit Rules under Section 1101(g)(4) of the 2015 Budget Act or any similar provision relating to the New Partnership Audit Rules without the prior written consent of PME. The Company hereby indemnifies and holds harmless the Tax Matters Member from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the “tax matters partner” of the Company and its Subsidiaries, provided that any such action or failure to act does not constitute gross negligence or willful misconduct. If the Tax Matters Member institutes a proceeding in the United States District Court or Claims Court for the benefit of (or in defense of) the Company or any Subsidiary, and is thereby required by statute to make a deposit, that deposit will be made by the Company.

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8.4           Bank Accounts. The Administrative Member through the Property Manager shall, as soon as reasonably practicable, establish and maintain segregated bank accounts in the name of the Company and for the business of the Company, which accounts shall, to the extent reasonably practicable, be interest-bearing. All funds of the Company are to be deposited in the Company’s name in such bank account or accounts of the Company as may be designated by Administrative Member, and shall be withdrawn on the signature of such Person or Persons authorized and designated as signatories for such purpose by Administrative Member and Non-Administrative Member, respectively; provided that any withdrawals or payments from such accounts in excess of $10,000 shall require prior notice to the other Member unless such withdrawal or payments are made pursuant to an Approved Budget.

8.5           Tax Returns. The Tax Matters Member shall prepare or cause to be prepared all income and other tax returns of the Company and its Subsidiaries required by applicable law. The Tax Matters Member will obtain consent from all Members before filing any tax returns of the Company or its Subsidiaries. On or before March 15 of each calendar year (subject to extension to the extent permitted under applicable law), the Tax Matters Member shall deliver or cause to be delivered to each Member a copy of the tax returns for the Company and such Subsidiaries with respect to such calendar year, together with such information with respect to the Company and such Subsidiaries as shall be necessary for the preparation by such Member of its U.S. federal and state income or other tax and information returns.

8.6           New Partnership Audit Rules. The Company will not elect into application of the New Partnership Audit Rules under Section 1101(g)(4) of the 2015 Budget Act or any similar provision relating to the New Partnership Audit Rules. If the Company comes to be subject to the New Partnership Audit Rules for any period the Company will, with respect to any “final partnership adjustment” (as such term is defined for purposes of Section 6226(a) of the Code (as revised to reflect the New Partnership Audit Rules) or any successor provision), make the election provided for in Section 6226(a) of the Code (as revised to reflect the New Partnership Audit Rules) or any successor provision). If the Company comes to be subject to the New Partnership Audit Rules for any period, the Company’s Partnership Representative for purposes of the New Partnership Audit Rules will be the Tax Matters Member. The Tax Matters Member shall have no authority pursuant to its designation under Section 8.3 hereof to exercise any authority with respect to matters subject to the New Partnership Audit Rules. Promptly following the written request of the Tax Matters Member, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Member for all reasonable, documented, out-of-pocket expenses, including reasonable legal and accounting fees, claims, liabilities, losses, and damages incurred by the Tax Matters Member (in its capacity as such) in connection with any administration or judicial proceedings (a) with respect to the tax liability of the Company and/or (b) with respect to the tax liability of the Members in connection with the operations of the Company. The provisions of this Section 8.6 shall survive the dissolution and liquidation of Company or the termination, cancellation or redemption of any Interest and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company or the Members (relating to the operations of the Company). The Tax Matters Member will, on a reasonably timely basis, provide the Company with copies of all notices received by the Tax Matters Member in connection with any proceeding or potential adjustment relating to the Company that is subject to the New Partnership Audit Rules. With respect to any proceeding or potential adjustment subject to the New Partnership Audit Rules, the Tax Matters Member will, on a reasonably timely basis, provide each Member with copies of all notices received by the Company or the Tax Matters Member from the Internal Revenue Service. In exercising its authority as Tax Matters Member under the New Partnership Audit Rules, the Tax Matters Member shall at times be subject to the direction of Administrative Member.

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Section 9.          Management and Operations.

9.1           Management.

(a)          Except as otherwise expressly provided herein, a unanimous vote of the Members shall be required to take any action, make any decision or approve any matter.

(b)          Subject in all respects to the provisions of Section 9.1(a) and 9.1(c) herein, the Members hereby delegate to the Administrative Member the power and authority to conduct, and the Administrative Member shall have signing authority on behalf of the Company in connection with (i) the day-to-day management and operation of the business and affairs of the Company in accordance with the Annual Business Plan and Annual Budget, (ii) carrying out and implementing immaterial day-to-day operations of the Company, (iii) preparing specified reports and financial statements, (iv) communications and follow-up with the Property Manager (including reporting and budgeting matters the Members jointly request from the Property Manager), and (vi) managing the Company consistent with the other terms and conditions of this Agreement. In addition, the Non-Administrative Member shall have signing authority on behalf of the Company in connection with an Emergency pursuant to the provisions of Section 9.3.

(c)          Notwithstanding the provisions of Section 9.1(b), the Administrative Member may not cause the Company to take or omit to take any action or make any decision with respect to any of the matters set forth on Exhibit B (“Major Decisions”), without in each instance, obtaining the consent of both Members. Either Member may initiate a Major Decision; provided that, prior to the third (3rd) anniversary of the date hereof, neither Member may require that a Major Decision be made in respect of the sale of the Property. Each Member shall, within ten (10) days after a Major Decision is proposed, notify the Administrative Member and the other Member in writing that such Member approves of same, or provide reasonable details for objecting to such Major Decision. If approval of, or objection to, such Major Decision is not received prior to the end of such ten (10) day period, Administrative Member or the other Member, as applicable, shall deliver a follow-up notice in accordance with the terms hereof to the other Member (and shall make reasonable efforts to contact such Member by telephone) clearly disclosing to the recipient that its failure to respond will result in the deemed disapproval of such Member, and if notwithstanding such follow-up notice and reasonable efforts by Administrative Member such Member still fails to respond within five (5) days of receipt of such follow-up request, such Major Decision shall be deemed disapproved by such Member. Upon approval of a Major Decision, Administrative Member shall promptly implement such decision on behalf of the Company or its Subsidiaries. If both Members shall not approve any such Major Decision, Administrative Member shall not take the proposed action or refrain from the proposed inaction, as applicable, on behalf of the Company or its Subsidiaries. Administrative Member will keep Non-Administrative Member apprised of, and will regularly consult with Non-Administrative Member on, material decisions, operations and affairs of the Company and will extend invitations to the Non-Administrative Member on meetings or conferences of a material nature to the Company (including with the Property Manager and any Lenders).

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(d)          None of the Members or Administrative Member shall have any duties or liabilities to the Company or any other Member (including any fiduciary duties), whether or not such duties or liabilities otherwise arise or exist in law or in equity, and each Member hereby expressly waives any such duties or liabilities; provided, however, that this sentence shall not eliminate or limit the liability of such parties (A) for acts or omissions that involve fraud, intentional misconduct, gross negligence or a knowing and culpable violation of law, or (B) for any transaction or action not permitted or authorized under or pursuant to this Agreement; provided further, however, that the duty of care of each of such parties is to not commit fraud, intentional misconduct, gross negligence or a knowing and culpable violation of law.

(e)          It is expressly understood that the Company may conduct its business directly or indirectly through direct or indirect Subsidiaries. Administrative Member shall perform the same or substantially identical services for each such direct or indirect Subsidiary of the Company as Administrative Member performs for the Company, subject to the terms, conditions, limitations and restrictions of this Agreement, including the terms regarding Major Decisions.

(f)          Notwithstanding anything to the contrary, if there is a contract or agreement between the Company or any Subsidiary, on the one hand, and a Member or an Affiliate of a Member, on the other hand, then the other Member (the “Non-Affiliated Member”) shall have the right unilaterally (but not the obligation) to make all decisions and take (or refrain from taking) all actions with respect to the following: (i) the issuance by the Company or any Subsidiary of any waiver, release or non-ordinary course consent; (ii) the exercise by the Company or any Subsidiary of any rights or remedies, or the institution of any action, under the applicable contract or agreement; (iii) the enforcement of any rights of the Company or any Subsidiary, or obligations of an applicable Member or Affiliate, under the applicable contract or agreement; (iv) the verification of any fees or reimbursable expenses payable to the applicable Member or any Affiliate thereof under the applicable contract or agreement; (v) any obligations or rights of the Company or any Subsidiary in respect of the applicable contract or agreement following the termination or expiration of the applicable contract or agreement; (vi) any matter or dispute between the Company or any Subsidiary and the applicable Member or any Affiliate thereof in respect of the applicable contract or agreement (whether or not such dispute or matter is being arbitrated or litigated); and (vii) any consent or approval required of the Company or any Subsidiary in respect of any contract or agreement or any transaction or arrangement between the applicable Member or Affiliate and any Affiliate thereof to the extent such consent or approval requires the consent of such Member under this Agreement.

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9.2           Property Management Agreement. The Company shall cause to enter into a property management agreement with a property manager (“Property Manager”) pursuant to a property management agreement approved by the Members as a Major Decision.

9.3           Annual Business Plan; Annual Budget. Attached is a copy of the 2016 Approved Budget for the balance of the 2016 calendar year approved by the Members, it being understood that there is no Approved Business Plan for the balance of the 2016 calendar year. Promptly following the acquisition of the Property by Property Owner in respect of the 2017 calendar year, and thereafter no later than sixty (60) days prior to the end of each calendar year, Administrative Member shall cause the Property Manager to prepare an annual budget (the “Annual Budget”) and an annual business plan the (“Annual Business Plan”), and deliver such Annual Budget and Annual Business Plan to the Members for approval as a Major Decision. If Administrative Member, or any other Member upon notice to the Administrative Member, desires to amend the Approved Budget or Approved Business Plan during the course of any calendar year, Administrative Member shall cause Property Manager to prepare such amended Approved Budget or Approved Business Plan and deliver the same to the Members for approval as a Major Decision. Each Member shall, within fifteen (15) days after a proposed Annual Budget, Annual Business Plan, or amendment to any Approved Budget or Approved Business Plan, is submitted to such Member, notify the proposing Member in writing (a) that such Member approves of same, or (b) of any revisions such Member believes should be made thereto (a “Revisions Notice”). With respect to all or any portion of such Annual Budget, Annual Business Plan, or amendment to any Approved Budget or Approved Business Plan (each, an “Approval Item”) as to which no Revisions Notice is delivered prior to the end of such fifteen (15) day period, Administrative Member shall deliver a follow-up notice in accordance with the terms hereof to such Member (and shall make reasonable efforts to contact such Member by telephone) clearly disclosing to the recipient that its failure to respond will result in the deemed disapproval of such Member, and if notwithstanding such follow-up notice and reasonable efforts by Administrative Member such Member still fails to deliver a Revisions Notice within five (5) days of receipt of such follow-up request, the Approval Item or such portion thereof will be deemed to have been disapproved and not consented to by such Member. If the Revisions Notice is timely delivered, Administrative Member shall cause the Property Manager to modify the Approval Item pursuant to the Revisions Notice, and shall resubmit the same to the Members for the Members’ approval, within ten (10) days thereafter, and either Member may deliver further Revisions Notices (if any) within ten (10) days thereafter (in which event, the re-submission and review process described above in this sentence shall continue until the Approval Item in question is accepted and consented to by the Members, or deemed to be so accepted and consented to). As to any portion of the proposed Annual Budget that is the subject of a Revisions Notice, Administrative Member shall be permitted (and shall be permitted to allow the Property Manager) to continue to act pursuant to the related portions of the Approved Budget for the immediately preceding calendar year (the “Prior Approved Budget”), with the line items therein adjusted as follows, if applicable thereto: (i) insurance, taxes, utilities, and debt service, if any, shall each be adjusted to actual amounts, (ii) except for multi-year capital items that have otherwise been approved and authorized by the Members in accordance with this Agreement, all capital and nonrecurring items for the current calendar year in such Prior Approved Budget shall be deleted (except to the extent such capital and nonrecurring items are a part of the Approved Budget for the immediately preceding calendar year, were not incurred in such calendar year and are required, under a prior contractual commitment of the Company entered into in accordance with the terms of this Agreement, to be incurred in the current calendar year), and (iii) all other expense line items in such Prior Approved Budget for the calendar year in question, shall, in such proposed Annual Budget, be revised to reflect any changes in the Consumer Price Index over the twelve (12) month period ending on the last day of the month preceding the month during which the proposed Annual Budget is first submitted to the Members for their approval under this Section 9.3. Notwithstanding anything to the contrary, if a Member believes that emergency expenditures are considered necessary in connection with an Emergency, such Member shall notify the other Member of the event giving rise to such expenditures and the actions that such Member believes must be taken with respect thereto and make reasonable efforts to obtain the consent of the Members. Upon receipt of this notice, or upon its own good faith decision that such expenditures are necessary in connection with an Emergency, as applicable, such Member shall promptly take any and all actions (including making expenditures outside of the Annual Budget out of available Company funds or pursuant to Section 5.2(a)) as determined in good faith to alleviate the situation, and shall notify the other Members when such Emergency has been resolved and inform them of the actions taken to effect such resolution.

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9.4           Other Activities. Except as expressly set forth in this Agreement, neither the Company nor any Member (or any Affiliate of any Member) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities or in the income or proceeds derived from such ventures, activities or opportunities of any of the other Members or their respective Affiliates even if such ventures, activities or opportunities are competitive with the Company.

9.5           Limitation on Actions of Members; Binding Authority. No Member shall, without the prior written consent of the other Members, take any action on behalf of, or in the name of, the Company, or enter into any contract, agreement, commitment or obligation binding upon the Company, or, in its capacity as a Member of the Company, perform any act in any way relating to the Company or the Company’s assets, except in a manner and to the extent consistent with the provisions of this Agreement.

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9.6           Foreign Corrupt Practices Act.

(a)          In compliance with the Foreign Corrupt Practices Act, each Member will not, and will ensure that its officers, directors, employees, shareholders, members, agents and Affiliates, acting on its behalf or on the behalf of the Company or any of its Subsidiaries or Affiliates do not, for a corrupt purpose, offer, directly or indirectly, promise to pay, pay, promise to give, give or authorize the paying or giving of anything of value to any official representative or employee of any government agency or instrumentality, any political party or officer thereof or any candidate for office in any jurisdiction, except for any facilitating or expediting payments to government officials, political parties or political party officials the purpose of which is to expedite or secure the performance of a routine governmental action by such government officials or political parties or party officials. The term “routine governmental action” for purposes of this provision shall mean an action which is ordinarily and commonly performed by the applicable government official in (i) obtaining permits, licenses, or other such official documents which such Person is otherwise legally entitled to; (ii) processing governmental papers; (iii) providing police protection, mail pick-up and delivery or scheduling inspections associated with contract performance or inspections related to transit of goods across country; (iv) providing phone service, power and water supply, loading and unloading of cargo, or protecting perishable products or commodities from deterioration; or (v) actions of a similar nature. The term routine governmental action does not include any decision by a government official whether, or on what terms, to award new business to or to continue business with a particular party, or any action taken by an official involved in the decision making process to encourage a decision to award new business to or continue business with a particular party.

(b)          Each Member agrees to notify immediately the other Members of any request that such Member or any of its officers, directors, employees, shareholders, members, agents or Affiliates, acting on its behalf, receives to take any action that may constitute a violation of the Foreign Corrupt Practices Act.

9.7           Prohibited Persons, Patriot Act and Anti-Money Laundering. Each Member hereby represents that neither such Member nor, to such Member’s knowledge, any of its officers, directors, employees, representatives or investors, or any persons or entities controlling, controlled by, or under common control with such Member, are Prohibited Persons. Each Member hereby represents that such Member is in compliance with the Patriot Act. Each Member hereby represents that to such Member’s knowledge neither such Member nor any of its officers, directors, employees, representatives or investors or any persons or entities controlling, controlled by, or under common control with such Member, is in violation of any legal requirement related to money laundering or anti-terrorism and none of such persons or entities are located in or transacting business in any countries listed as embargoed countries under OFAC regulations.

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9.8           Bad Conduct of Administrative Member; Removal Procedure. If Non-Administrative Member makes a good faith determination that Administrative Member has engaged in Bad Conduct, it may deliver a notice to Administrative Member (a “Bad Conduct Notice”). The Bad Conduct Notice shall set forth a reasonably detailed explanation of the basis for Non-Administrative Member’s allegation of Bad Conduct. Upon delivery of the Bad Conduct Notice to the Administrative Member, all rights and duties of PME as Administrative Member hereunder shall be suspended and during the pendency of such suspension the Company will be managed in all respects jointly by the Members and all actions taken by the Company shall require the approval of both Members, and any purported action (including, without limitation, any action previously to be performed by the Administrative Member acting alone) that does not have the approval of both Members shall be void ab initio. Within ten (10) days after Non-Administrative Member gives the Bad Conduct Notice, either Member shall give the other Member a notice (i) that it desires to initiate the Buy-Sell Election described in Section 12.6 or (ii) that it desires to submit the question of whether or not Administrative Member engaged in Bad Conduct to arbitration. If either Member gives a notice under clause (i), regardless of whether either Member gave a notice under clause (ii), the Member first providing notice under such clause (i) shall initiate the Buy-Sell Election described in Section 12.6. If either, or both, Members give a notice under clause (ii) or fail to respond to the Bad Conduct Notice within such ten (10) day period, and neither Member gave a notice under clause (i), the parties shall submit the allegation to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the arbitrator will make the determination as to whether Bad Conduct has occurred. If the arbitrator determines that Bad Conduct of Administrative Member has occurred, (a) either Administrative Member or Non-Administrative Member may initiate the Buy-Sell Election set forth in Section 12.6 by notice given to the other Member, and (b) regardless of whether any Buy-Sell Election is timely made, Non- Administrative Member delivering the Bad Conduct Notice shall automatically and immediately be deemed to have been appointed as Administrative Member hereunder. No action or inaction of Administrative Member under this Agreement shall be deemed to constitute an admission of Bad Conduct for any purpose, unless Administrative Member in writing expressly admits to such Bad Conduct. An arbitrator’s determination of Bad Conduct shall not be binding on Administrative Member in any way, other than to give Non-Administrative Member the right to initiate the Buy-Sell Election described in Section 12.6 or to replace Administrative Member, but shall not be a determination of Bad Conduct, or an admission of Bad Conduct, for the purpose of any suit for damages, criminal prosecution, any other arbitration, litigation or dispute resolution proceeding or for any other purpose.

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Section 10.         Confidentiality.

(a)          Any information relating to a Member’s business, operation or finances which are proprietary to, or considered proprietary by, a Member are hereinafter referred to as “Confidential Information”. All Confidential Information in tangible form (plans, writings, drawings, computer software and programs, etc.) or provided to or conveyed orally or visually to a receiving Member or the Company, including its Subsidiaries, shall be presumed to be Confidential Information at the time of delivery to the receiving Member or the Company, including its Subsidiaries. All such Confidential Information shall be protected by the receiving Member and the Company, including its Subsidiaries, as applicable, from disclosure with the same degree of care with which the receiving Member or the Company, including its Subsidiaries, as applicable, protects its own Confidential Information from disclosure. Each Member agrees: (i) not to disclose such Confidential Information to any Person except to those of its investors, employees or representatives who need to know such Confidential Information in connection with the conduct of the business of the Company and its Subsidiaries and who have agreed to maintain the confidentiality of such Confidential Information and (ii) neither it nor any of its investors, employees or representatives will use the Confidential Information for any purpose other than in connection with the conduct of the business of the Company and its Subsidiaries; provided that such restrictions shall not apply if such Confidential Information: (1) is or hereafter becomes public, other than by breach of this Agreement, (2) was already in the receiving Member’s possession prior to any disclosure of the Confidential Information to the receiving Member by the divulging Member; or (3) has been or is hereafter obtained by the receiving Member from a third party not bound by any confidentiality obligation with respect to the Confidential Information; provided, further, that nothing herein shall prevent any Member from disclosing any portion of such Confidential Information (1) to the Company and allowing the Company to use such Confidential Information in connection with the Company’s business, (2) pursuant to judicial order or in response to a governmental or regulatory authority inquiry, by subpoena or other legal process, but only to the extent required by such order, inquiry, subpoena or process, and only after reasonable notice to the original divulging Member, (3) as necessary or appropriate in connection with or to prevent the audit by a governmental agency of the accounts of a Member, (4) in order to initiate, defend or otherwise pursue legal proceedings between the parties regarding this Agreement, (5) necessary in connection with a Transfer or potential Transfer of an Interest permitted hereunder, (6) to a Member’s respective attorneys or accountants or other representative, or (7) to a Member’s direct and indirect investors, partners, potential partners, potential transferees or lenders provided the recipients thereof have agreed to maintain the confidentiality of such Confidential Information. Notwithstanding anything to the contrary, TPH may make such disclosures including, without limitation, publicly filing this Agreement, as TPH determines is required by law upon advice of counsel due to the fact that Trinity Place Holdings Inc. is a public company.

(b)          The Members and their Affiliates shall each act to safeguard the secrecy and confidentiality of, and any proprietary rights to, any non-public information relating to the Company and its business, except to the extent such information is required to be disclosed by law or reasonably necessary to be disclosed in order to carry out the business of the Company. Each Member may, from time to time, provide the other Members written notice of its non-public information which is subject to this Section 10.

Section 11.         Representations and Warranties.

11.1         In General. As of the date hereof, and as of the date of the admission of any Member, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 11.2 and, solely with respect to PME, in Section 11.3. Such representations and warranties shall survive the execution of this Agreement.

11.2         Representations and Warranties. Each Member hereby represents and warrants to the other Member and the Company that:

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(a)          Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or company action. This Agreement constitutes the legal, valid and binding obligation of such Member.

(b)          No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement nor the consummation by such Member (or any of its Affiliates) of the transactions contemplated hereby (i) does or will conflict with, violate or result in a breach of (or has conflicted with, violated or resulted in a breach of) any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (ii) does or will conflict with, violate, result in a breach of or constitute a default under (or has conflicted with, violated, resulted in a breach of or constituted a default under) any of the terms, conditions or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of its properties or assets is subject, (iii) does or will conflict with, violate, result in (or has conflicted with, violated or resulted in) a breach of, constitute (or has constituted) a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of (or has accelerated) the performance required by, give (or has given) to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease, agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates or any of their properties or assets is or may be bound or (iv) does or will result (or has resulted) in the creation or imposition of any material lien upon any of the properties or assets of such Member or any of its Affiliates.

(c)          Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, or exemption or other action of, any governmental, administrative or regulatory authority, domestic or foreign, that was or is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or consummation by such Member (or any of its Affiliates) of any transaction contemplated hereby has been completed, made or obtained on or before the date hereof.

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(d)          Litigation. There are no actions, suits, proceedings or investigations pending, or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member’s (or any of its Affiliate’s) ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

(e)          Investigation. Such Member is acquiring its Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interest.

(f)          Broker. No broker, agent or other person acting as such on behalf of such Member was instrumental in consummating this transaction and that no conversations or prior negotiations were had by such party with any broker, agent or other such person concerning the transaction that is the subject of this Agreement.

(g)          Investment Company Act. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(h)          Securities Matters. None of the Interests are registered under the Securities Act or any state securities laws. Such Member understands that the offering, issuance and sale of the Interests are intended to be exempt from registration under the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement. Such Member is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(i)	Neither the Securities and Exchange Commission nor any state securities commission has approved the Interests or passed upon or endorsed the merits of the offer or sale of the Interests. Such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale or distribution thereof in violation of the Securities Act.

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(ii)	Such Member is unaware of, and in no way relying on, any form of general solicitation or general advertising in connection with the offer and sale of the Interests, and no Member has taken any action which could give rise to any claim by any person for brokerage commissions, finders’ fees (without regard to any finders’ fees payable by the Company directly) or the like relating to the transactions contemplated hereby.

(iii)	Such Member is not relying on the Company or any of its officers, directors, employees, advisors or representatives with regard to the tax and other economic considerations of an investment in the Interests.

(iv)	Such Member understands that the Interests may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws, or an exemption from registration is available. Such Member agrees that it will not attempt to sell, Transfer, assign, pledge or otherwise dispose of all or any portion of the Interests in violation of this Agreement.

(v)	Such Member has adequate means for providing for its current financial needs and anticipated future needs and possible contingencies and emergencies and has no need for liquidity in the investment in the Interests.

(vi)	Such Member has significant prior investment experience, including investment in non-listed and non-registered securities. Such Member is knowledgeable about investment considerations and has a sufficient net worth to sustain a loss of such Member’s entire investment in the Company in the event such a loss should occur. Such Member’s overall commitment to investments which are not readily marketable is not excessive in view of such Member’s net worth and financial circumstances and the purchase of the Interests will not cause such commitment to become excessive. The investment in the Interests is suitable for such Member.

(vii)	Such Member represents to the Company that the information contained in this subparagraph (h) and in all other writings, if any, furnished to the Company with regard to such Member (to the extent such writings relate to its exemption from registration under the Securities Act) is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under federal and state securities laws in connection with the sale of the Interests.

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11.3         Representations and Warranties of PME. PME hereby represents and warrants to TPH and the Company that:

(a)          The Property Owner is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of Delaware and is authorized to transact business in the state where the Property it owns is located.

(b)          The Property Owner is the purchaser of the Property under the PSA, and the PSA has not been amended or modified and is in full force and effect.

(c)          Immediately prior to the date hereof Pacolet Milliken Enterprises, Inc. was the sole member, manager and owner, beneficially and of record, of one hundred percent (100%) of the membership interests of Property Owner free and clear of all liens and other encumbrances; as of the date hereof there is no non-member manager or director of Property Owner.

(d)          There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any membership or other interest in the Property Owner (including any securities or obligations of any kind convertible into any partnership interest or other equity interest or profit participation of any kind in the Property Owner).

(e)          PME has delivered a true, correct and complete copy of the limited liability company agreement of the Property Owner to TPH (the “Property Owner LLC Agreement”); the Property Owner LLC Agreement is in full force and effect.

(f)          The interests under the Property Owner LLC Agreement have been validly issued in compliance with such agreement, the certificate of formation and other organizational documents of the Property Owner, and all applicable federal and state securities laws.

(g)          The Property Owner (i) is a special purpose entity that does not own (and has not owned) any real property and has not engaged in any business other than in connection with the Property it owns, and (ii) has no employees.

(h)          The Property Owner has no assets, liabilities or obligations (whether asserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) except those under the express terms of the PSA.

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Section 12.         Sale, Assignment, Transfer or other Disposition.

12.1         Prohibited Transfers. Except as otherwise provided in this Section 12, neither PME nor TPH shall Transfer all or any part of its direct Interest in the Company or any of its Subsidiaries, or permit any Transfer of any direct or indirect interest in such Member, whether legal or beneficial, and any attempt to so Transfer (and such Transfer) shall be null and void and of no effect.

12.2         Permitted Transfers.

(a)          Either Member shall be permitted to Transfer its Membership Interest, or permit Transfers of direct or indirect interests in such Member, provided that in all cases the following conditions are satisfied in all respects:

(i)	the transferring Member shall provide not less than ten (10) Business Days prior written notice to the other Member of such proposed Transfer, together with the name of the proposed transferee;

(ii)	such sale or assignment shall not result in a change of Control (i.e., Pacolet Milliken Enterprises, Inc. or Trinity Place Holdings Inc., as applicable, holding less than 25% of the equity in and/or no longer Controlling its affiliated Member);

(iii)	such sale or assignment is permitted by any Loan to which the Company or any Subsidiary is subject;

(iv)	no Member shall be permitted to Transfer, or permit a Transfer of, all or any portion of a direct or indirect Interest in the Company or any Subsidiary to a Prohibited Person; and

(v)	following such Transfer, the proposed transferee is able to, and shall make all of the representations and warranties contained in Section 11.2.

(b)          Notwithstanding anything to the contrary, Transfers of direct or indirect interests in Trinity Place Holdings Inc. and Pacolet Milliken Enterprises, Inc. shall be permitted without the consent or the approval of any Member or other party; provided, however, that in the event of any Transfer of more than fifty percent (50%) of the direct or indirect stock of Trinity Place Holdings Inc. or Pacolet Milliken Enterprises, Inc. (or of the real estate interests held, directly or indirectly, by either such corporation, measured by fair market value of assets) in a single transaction or a series of related transactions (a “Major Transfer”), the Member that is affiliated with Trinity Place Holdings Inc. or Pacolet Milliken Enterprises, Inc., as applicable, shall provide notice of the Major Transfer to the other Member (the “Non-Transferring Member”) promptly after learning of the Major Transfer, and upon receipt of such notice the Non-Transferring Member may exercise its rights under the Buy-Sell Election as set forth in Section 12.6.

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12.3         Admission of Transferee. Notwithstanding anything in Section 12 to the contrary, no Transfer of direct Interests in the Company shall be permitted unless the potential transferee is admitted as a Member under this Section 12.3. If a Member Transfers all or any portion of its direct Interest in the Company, such transferee may become a Member if (i) such transferee agrees in writing to be bound by this Agreement, (ii) the transferor and/or transferee pays all reasonable legal and other fees and expenses incurred by the Company in connection with such assignment and substitution and (iii) the transferor and transferee execute such documents and deliver such certificates to the Company and the remaining Members as may be required by applicable law. Notwithstanding the foregoing, any Transfer or purported Transfer of any Interest, whether to another Member or to a third party, shall be of no effect, and such transferee shall not become a Member, if:

(a)          the Transfer would require registration of any Interest under, or result in a violation of, any federal or state securities laws; or

(b)          as a result of such Transfer the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended, or any rules or regulations promulgated thereunder.

Any Member may require the provision of a certificate as to the legal nature and composition of a proposed transferee of an Interest of a Member and from any Member as to its legal nature and composition and shall be entitled to rely on any such certificate in satisfying the Members that such proposed transferee meets the requirements under this Section 12.3.

Upon admission of a transferee as a Member, the Members shall agree to amend and restate this Agreement to account for such transferee.

12.4         Withdrawals; Liquidations. Each of the Members does hereby covenant and agree that it will not (i) withdraw, resign, retire or disassociate from the Company, except as a result of a Transfer of its entire Interest in the Company permitted under the terms of this Agreement, (ii) take any action that would cause the Company to dissolve (excluding any dissolution pursuant to Section 13 hereof), and (iii) dissolve itself voluntarily, and each of the Members further covenant and agree that it will carry out its duties and responsibilities hereunder until the Company is terminated, liquidated and dissolved under Section 13. No Member shall be entitled to receive any Distribution or otherwise receive the fair market value of its Interest in compensation for any purported resignation or withdrawal not in accordance with the terms of this Agreement.

12.5         Offering Member Sale Right.

(a)          At any time after the third (3rd) anniversary of the date hereof, if any Member desires to cause the sale, exchange, Transfer, assignment or other disposition of all (but not less than all) of the Property, whether by sale, merger or other transaction to a Person that is not an Affiliate of a Member (a “Forced Sale Election”), then such Member (the “Offering Member”) shall first give notice (an “Offer Notice”) to the other Member (“Offeree”) setting forth the Assumed Gross Property Value that will be used in determining the Membership Interest Price of Offering Member’s Interest. Within thirty (30) days of receipt of an Offer Notice (the “Exercise Period”), Offeree shall have the right to elect (which election shall be irrevocable) to purchase Offering Member’s Interest in the Company for the applicable Membership Interest Price (the “ROFO Sale”), by giving written notice of such election within the Exercise Period (the “ROFO Election”) and simultaneously making the Deposit.

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(b)          If no timely ROFO Election is made by Offeree, or Offeree affirmatively waives such right, Offering Member shall be free to proceed to initiate and consummate the sale of the Property (a “Sale”) at a price not less than ninety-eight percent (98%) of the Assumed Gross Property Value and other terms and conditions as shall be reasonably acceptable to the Members. Offering Member may, at its sole cost and expense, market the Property, and shall be entitled to the reasonable cooperation of the Company, the Administrative Member, any applicable Subsidiary and the Offeree in connection with the marketing and sale of the Property, including, without limitation, delivering financial information with respect to the Property and providing access to the Property, the books and records of the Company and such Subsidiary with respect thereto, and the employees and consultants to the Company and the Subsidiary, including engineers, who have knowledge regarding the Property. If Offering Member fails to close such Sale within one hundred eighty (180) days after the expiration of the Exercise Period, then any attempt to consummate a Sale thereafter shall be subject to the Forced Sale Election provisions set forth herein (including any ROFO Election).

(c)          If Offeree has timely and properly delivered a ROFO Election, Offering Member and Offeree shall consummate the closing of the ROFO Sale (the “ROFO Closing”) on an “as is” and “where is” basis within ninety (90) days after the date of the ROFO Election (the “ROFO Closing Date”). If Offering Member (or its Affiliates) remains subject to any guaranty or indemnity with respect to the Company, except as otherwise set forth below, it shall be a condition to the ROFO Closing that Offeree shall be required to deliver to such party a release of obligations thereunder arising from and after the ROFO Closing. If Offeree is unable to satisfy such condition on or before the ROFO Closing Date, Offeree shall be entitled to extend the ROFO Closing Date by thirty (30) days; provided that Offeree diligently proceeds to satisfy such condition. If Offeree is still unable to satisfy such condition, then the ROFO Closing shall be completed as provided herein on the condition that a credit worthy Affiliate of Offeree indemnifies Offering Member for all losses, costs and damages incurred with respect to such guaranty or indemnity related to activities from and after the ROFO Closing Date. If Offeree fails to close on or before the ROFO Closing Date for any reason (other than the default of Offering Member) (a “ROFO Default”), then Offeree shall be in material default under this Section 12.5 and (i) Offeree shall no longer have any right to the Deposit and the escrow agent shall release the Deposit to Offering Member who shall have the right to retain the Deposit as liquidated damages, it being agreed that in such instance the actual damages would be difficult, if not impossible, to ascertain, (ii) the Offeree shall have no further rights under this Section 12.5 including the right to give a ROFO Election but may receive and respond to Offer Notices, and (iii) Offering Member shall have the right to cause the Sale to a third party on any arm’s length terms and conditions determined by Offering Member without any further obligation under this Section 12.5.

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(d)          If Offering Member defaults in its obligation to complete the ROFO Closing by the ROFO Closing Date, then Offeree shall (i) have the right to terminate the ROFO Sale, in which event the Deposit (together with the interest thereon) shall promptly be returned to Offeree, or (ii) be entitled to bring an action for specific performance of Offering Member’s obligation to complete the ROFO Closing (Offering Member expressly agreeing that the remedy at law for breach of the obligations of Offering Member set forth in this Section 12.5 is inadequate in view of (A) the complexities and uncertainties in measuring the actual damage to be sustained by Offeree on account of the default of Offering Member; and (B) the uniqueness of the Company’s business and relationship of the Members).

(e)          On the ROFO Closing Date, Offeree shall pay to Offering Member, an amount equal to the applicable Membership Interest Price, net of the Deposit (which shall be delivered to Offering Member) and interest earned thereon, by wire transfer of immediately available funds to an account or accounts designated by Offering Member. Offering Member shall be responsible for the payment of any transfer taxes related to the sale of its Interests under this Section 12.5. At the ROFO Closing, (i) each Member shall execute and deliver such deeds, bills of sale, instruments of conveyance, assignments and other instruments as may reasonably be required, to give good and clear title to the transferred Interest, (ii) Offering Member and the Offeree shall each represent and warrant to each other that each is duly organized, validly existing, has the necessary power and authority to consummate the subject transactions and requires no consents which have not been obtained, and (iii) Offering Member shall represent to Offeree that Offering Member is the owner of its Interest in the Company free and clear of all liens and encumbrances. If any Member shall fail or refuse to execute any of such instruments, the other Member shall deliver a notice to such non-executing Member (and shall make reasonable efforts to contact such Member by telephone) clearly disclosing to the recipient that its failure to respond will result in the other Member being granted power of attorney to execute the instruments on behalf of such non-executing Member. If, upon the expiration of five (5) Business Days after delivery of such notice, the non-executing Member has failed to deliver the executed instruments required hereunder, the other Member is hereby granted an irrevocable power of attorney, coupled with an interest, which shall be binding on the non-executing Member as to all third parties, to execute and deliver on behalf of the non-executing Member all such required instruments necessary to Transfer the Interest.

(f)          If a Sale is elected, at the closing of such Sale each Member shall execute and deliver such deeds, bills of sale, instruments of conveyance, assignments and other instruments as may reasonably be required, to give good and clear title to the Property transferred in such Sale. If any Member shall fail or refuse to execute any of such instruments, the other Member shall deliver a notice to such non-executing Member (and shall make reasonable efforts to contact such Member by telephone) clearly disclosing to the recipient that its failure to respond will result in the other Member being granted power of attorney to execute the instruments on behalf of such non-executing Member. If, upon the expiration of five (5) Business Days after delivery of such notice, the non-executing Member has failed to deliver the executed instruments required hereunder, the other Member is hereby granted an irrevocable power of attorney, coupled with an interest, which shall be binding on the non-executing Member as to all third parties, to execute and deliver on behalf of the non-executing Member all such required instruments necessary to Transfer the Interest.

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(g)          It shall be the duty of the Offeree to ascertain prior to making a ROFO Election whether any consent or approval is needed from any Lender (a “Required Consent”) in order to consummate the ROFO Sale pursuant to the terms hereof without causing a violation of any agreement to which the Company or any Subsidiary is a party. If the Offeree shall fail to obtain the Required Consent prior to the closing hereunder, then, unless the loan in question shall be refinanced at or prior to the ROFO Closing, the Offeree shall not be permitted to close the ROFO Sale, the Offeree shall be deemed to be in default hereunder and the other Member shall be entitled to exercise the remedies set forth herein with respect to a default by such Member. With respect to the obtaining of each Required Consent, the Administrative Member shall cooperate in good faith and in a timely manner with the reasonable requests of the Offeree for information or documents reasonably necessary to determine if a Required Consent is needed in order for the consummation of the ROFO Sale pursuant to the terms hereof without causing a violation of any agreement to which the Company or any Subsidiary is a party.

12.6         Buy-Sell Election.

(a)          If (i) at any time a Major Transfer shall occur or a Non-Transferring Member shall receive a notice of Major Transfer pursuant to Section 12.2(b) hereof, the Non-Transferring Member may, or (ii) after the first (1st) anniversary of the date hereof, the Members are unable to agree on any Major Decision, any Member may thereafter invoke the provisions of this Section 12.6 (the “Buy-Sell Election”), by sending a notice (the “Buy-Sell Notice”) to the other Member (the “Non-Triggering Member” and the Member first delivering the Buy-Sell Notice being the “Triggering Member”) which such Buy-Sell Notice shall contain (i) a statement that Triggering Member will either buy Non-Triggering Member’s Interest or sell Triggering Member’s Interest at the election of Non-Triggering Member and (ii) the Assumed Gross Property Value that will be used in determining the related Membership Interest Price. Within thirty (30) days of receipt of the Buy-Sell Notice (the “Buy-Sell Election Period”), Non- Triggering Member shall elect (which election shall be irrevocable) to (i) purchase Triggering Member’s Interest (notwithstanding whether the Triggering Member’s Buy-Sell Notice indicated its wish to sell its Interest) for the Membership Interest Price applicable thereto (a “Purchasing Election”), or (ii) sell Non-Triggering Member’s Interest to Triggering Member for the Membership Interest Price applicable thereto (a “Selling Election”). If Non-Triggering Member fails to make either a Purchasing Election or a Selling Election during the Buy-Sell Election Period, Non-Triggering Member shall be deemed to have elected to make a Selling Election.

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(b)          If Non-Triggering Member elects (or is deemed to have elected) a Selling Election, Triggering Member shall purchase the Interest of Non-Triggering Member for the applicable Membership Interest Price. If Non-Triggering Member makes a Purchasing Election, Non-Triggering Member shall purchase the Interests of Triggering Member for the applicable Membership Interest Price. The Member required to buy Interests under this Section 12.6 (the “Buying Member”) shall, within two (2) Business Days of establishing the obligation to purchase, make the applicable Deposit, which Deposit will be paid at the closing of the Buy-Sell Election (the “Buy-Sell Closing”) to the Member required to sell its Interest under this Section 12.6 (“Selling Member”). The Buy-Sell Closing shall take place on a date (the “Buy-Sell Closing Date”) on an “as is” and “where is” basis within ninety (90) days after the last day of the Buy-Sell Election Period. If Selling Member (or its Affiliates) remains subject to any guaranty or indemnity with respect to the Company, except as otherwise set forth below, it shall be a condition to the Buy-Sell Closing that Buying Member shall be required to deliver to such party a release of the obligations thereunder arising from and after the ROFO Closing. If Buying Member is unable to satisfy such condition on or before the Buy-Sell Closing Date, Buying Member shall be entitled to extend the Buy-Sell Closing Date by thirty (30) days; provided that Buying Member diligently proceeds to satisfy such condition. If Buying Member is still unable to satisfy such condition, then the Buy-Sell Closing shall be completed as provided herein on the condition that a credit worthy Affiliate of Buying Member indemnifies Selling Member for all losses, costs and damages incurred with respect to such guaranty or indemnity related to activities from and after the Buy-Sell Closing Date.

(c)          On the Buy-Sell Closing Date, Buying Member shall pay to Selling Member, an amount equal to the applicable Membership Interest Price, net of the Deposit (which shall be delivered to Selling Member) and interest earned thereon, by wire transfer of immediately available funds to an account or accounts designated by Selling Member. Selling Member shall be responsible for the payment of any transfer taxes related to the sale of its Interests under this Section 12.6. At the Buy-Sell Closing, (i) each Member shall execute and deliver such deeds, bills of sale, instruments of conveyance, assignments and other instruments as may reasonably be required, to give good and clear title to the transferred Interest, (ii) the Buying Member and the Selling Member shall each represent and warrant to each other that each is duly organized, validly existing, has the necessary power and authority to consummate the subject transactions and requires no consents which have not been obtained, and (iii) Selling Member shall represent to the Buying Member that Selling Member is the owner of its Interest in the Company free and clear of all liens and encumbrances. If any Member shall fail or refuse to execute any of such instruments, the other Member shall deliver a notice to such non-executing Member (and shall make reasonable efforts to contact such Member by telephone) clearly disclosing to the recipient that its failure to respond will result in the other Member being granted power of attorney to execute the instruments on behalf of such non-executing Member. If, upon the expiration of five (5) Business Days after delivery of such notice, the non-executing Member has failed to deliver the executed instruments required hereunder, the other Member is hereby granted an irrevocable power of attorney, coupled with an interest, which shall be binding on the non-executing Member as to all third parties, to execute and deliver on behalf of the non-executing Member all such required instruments necessary to transfer the Interest.

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(d)          If Buying Member fails to close on or before the Buy-Sell Closing Date for any reason (other than the default of Selling Member) (a “Buy-Sell Default”), then Buying Member shall be in material default under this Section 12.6 and (i) Buying Member shall no longer have any right to the Deposit and the escrow agent shall release the Deposit to Selling Member who shall have the right to retain the Deposit as liquidated damages, it being agreed that in such instance the actual damages would be difficult, if not impossible, to ascertain, and (ii) Selling Member may elect to become Buying Member and purchase the defaulting Buying Member’s (which would then be Selling Member) Interest at ninety-five (95%) percent of the applicable Buy-Sell Price, such election to be made within fifteen (15) Business Days after the Buy-Sell Default, with such closing to take place within fifteen (15) Business Days after delivery of such election notice.

(e)          Prior to the Buy-Sell Closing Date (provided that no Buy-Sell Default has occurred), the Company may take any action which would otherwise require the vote of Selling Member without Selling Member’s approval, however, Selling Member (A) shall have no obligation to make any further Capital Contributions, and (B) shall not be liable, responsible or accountable in damages or otherwise to any of the other Members, the Company or any other party in respect of any contracts or agreements entered into by the Company or any expenses incurred in connection therewith. If a Buy-Sell Default occurs and Selling Member elects to purchase the defaulting Buying Member’s Interest as described in this Section 12.6, then in addition to any other rights and remedies set forth in this Section 12.6, any Capital Contributions made by the original Buying Member after delivery of the Buy-Sell Notice shall be disregarded for all purposes of this Agreement.

(f)          It shall be the duty of the Buying Member to ascertain prior to making a Buy-Sell Election or Selling Election, as applicable, whether a Required Consent is needed in order to consummate the applicable closing pursuant to Section 12.6 hereof pursuant to the terms hereof without causing a violation of any agreement to which the Company or any Subsidiary is a party. If the Buying Member shall fail to obtain the Required Consent prior to the closing hereunder, then, unless the loan in question shall be refinanced at or prior to the Buy-Sell Closing, the Buying Member shall not be permitted to close the applicable closing pursuant to this Section 12.6, the Buying Member shall be deemed to be in default hereunder and the other Member shall be entitled to exercise the remedies set forth herein with respect to a default by such Member. With respect to the obtaining of each Required Consent, the Administrative Member shall cooperate in good faith and in a timely manner with the reasonable requests of the Buying Member for information or documents reasonably necessary to determine if a Required Consent is needed in order for the consummation of the applicable closing pursuant to this Section 12.6 without causing a violation of any agreement to which the Company or any Subsidiary is a party.

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Section 13.         Dissolution.

13.1         Limitations. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Section 13, and, to the fullest extent permitted by law but subject to the terms of this Agreement, the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s assets.

13.2         Exclusive Events Requiring Dissolution. The Company shall be dissolved only upon the earliest to occur of the following events (a “Dissolution Event”):

(a)          at any time at the election of all of the Members in writing;

(b)          the sale or other disposition of the Property and receipt of the final payment of any installment obligation received as a result of any such sale or disposition, unless the Members both agree to continue the Company after such sale or other disposition;

(c)          any event which makes it unlawful for the Company’s business to be continued;

(d)          at any time there are no Members (unless otherwise continued in accordance with the Act);

(e)          the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

13.3         Liquidation. Upon the occurrence of a Dissolution Event, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section 13.3, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)          Administrative Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

(b)          The property and assets of the Company shall be liquidated or distributed in kind under the supervision of Administrative Member as promptly as possible, but in an orderly, businesslike and commercially reasonable manner.

(c)          Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in Section 7.2. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Section 7.2 and the amount of the distribution shall be considered to be such fair market value of the asset.

(d)          The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

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(1)         to the satisfaction of the debts and liabilities of the Company (contingent or otherwise) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment), other than liabilities to Members or former Members for distributions;

(2)         the balance, if any, to the Members in accordance with Section 6.1.

13.4         Continuation of the Company. Notwithstanding anything to the contrary contained herein, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Member shall not in and of itself cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members.

Section 14.         Indemnification.

14.1         Exculpation of Members. No Member, representative or officer of the Company shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions or failures to act taken or not taken relating to the Company, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member, representative or officer or the willful breach of any obligation under this Agreement; provided that the foregoing shall not relieve or release a Member from liability for a breach of this Agreement that does not constitute a willful breach to the extent same is not covered by applicable insurance maintained by the Company.

14.2         Indemnification by Company. The Company hereby indemnifies, holds harmless and defends the Members, representatives, the officers and each of their respective agents, officers, directors, members, partners, shareholders and employees from and against any loss, expense, damage or injury suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) (collectively, “Indemnified Losses”) by reason of or arising out of (i) their activities on behalf of the Company or in furtherance of the interests of the Company, including, without limitation, the provision of guaranties to Lenders in respect of financings relating to the Company or any of its assets (but specifically excluding from such indemnity by the Company any so called “bad boy” guaranties, recourse carve-out guaranties or similar agreements which provide for recourse as a result of failure to comply with covenants, willful misconduct or gross negligence, to the extent the reason for such loss, expense, damage or injury relates to such party’s failure to comply with covenants, willful misconduct or gross negligence), (ii) their status as Members, representatives, employees or officers of the Company, or (iii) the Company’s assets, property, business or affairs (including, without limitation, the actions of any officer, director, member or employee of the Company or any of its Subsidiaries), if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful or wanton misconduct by the indemnified party or as a result of the willful breach of any obligation under this Agreement by the indemnified party (or as a result of a breach that is not willful but is not covered by applicable insurance maintained by the Company). For the purposes of this Section 14.2, officers, directors, employees and other representatives of Affiliates of a Member who are functioning as representatives of such Member in connection with this Agreement shall be considered representatives of such Member for the purposes of this Section 14.2. Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

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14.3         General Indemnification by the Members.

(a)          Notwithstanding any other provision contained herein, each Member (the “Indemnifying Party”) hereby indemnifies and holds harmless the other Members, the Company and each of their subsidiaries and their agents, officers, directors, members, partners, shareholders and employees (each, an “Indemnified Party”) from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys’ fees) as a result of or arising out of (i) any breach of any obligation of the Indemnifying Party under this Agreement, or (ii) any breach of any obligation by or any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party in each case other than to the extent arising out of any fraud, gross negligence or willful or wanton misconduct on the part of, or by, an Indemnified Party or any representative appointed by such Indemnified Party. In addition, each Member shall indemnify, defend and hold harmless the other Members from and against any liability, cost or damage arising from the indemnifying Member’s fraud, gross negligence or willful misconduct as set forth in a judgment of a court of competent jurisdiction.

(b)          Except as otherwise provided herein or in any other agreement, recourse for the indemnity obligation of the Members under this Section 14.3 shall be limited to such Indemnifying Party’s Interest in the Company unless the loss, cost, expense, damage, claim or liability is the result of fraud, gross negligence or willful misconduct of the Indemnifying Party.

(c)          The indemnities, contributions and other obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at law, in equity or otherwise. The terms of this Section 14 shall survive termination of this Agreement.

Section 15.         Miscellaneous.

15.1         Notices. All notices, requests, approvals, authorizations, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the Person giving such notice) hand delivered by messenger or overnight courier service, mailed (airmail, if international) by registered or certified mail (postage prepaid), return receipt requested, sent via facsimile or by e-mail to the addresses set forth in this Section 15.1 (provided such facsimile or e-mail, respectively, is immediately followed by the delivery of an original copy of same via one of the other foregoing delivery methods) addressed to:

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If to PME:

c/o Pacolet Milliken Enterprises
550 S. Main Street
Suite 601
Greenville, SC 29601

with a copy to (which shall not constitute notice):

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019

If to TPH:

c/o Trinity Place Holdings Inc.
717 5th Ave., Suite 1303
New York, NY 10022

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036-2714

Each such notice shall be deemed delivered (a) on the date delivered if by hand delivery or overnight courier service; (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed (provided, however, if such actual delivery occurs after 5:00 p.m. (local time where received), then such notice or demand shall be deemed delivered on the immediately following business day after the actual day of delivery); or (c) if delivered by e-mail or facsimile, on the day sent if sent during normal business hours on a Business Day, otherwise the next Business Day.

(a)          By giving to the other parties at least fifteen (15) days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

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15.2         Governing Law. This Agreement and the rights of the Members hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware. Each of the parties hereto irrevocably submits to the jurisdiction of the New York State courts within New York County and the Federal courts sitting in the State of New York and agree that all matters involving this Agreement shall be heard and determined in such courts. Each of the parties hereto waives irrevocably the defense of inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto designates the Secretary of State of the State of New York, as its agent for service of process in the State of New York, which designation may only be changed on not less than ten (10) days’ prior notice to all of the other parties.

15.3         Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and permitted assigns. Except as otherwise provided herein, any Member who Transfers its Interest as permitted by the terms of this Agreement shall have no further liability or obligation hereunder, except with respect to claims arising prior to such Transfer.

15.4         Pronouns; Construction. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter. For all purposes of this Agreement except as otherwise expressly provided or unless the context otherwise requires the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, and the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.”

15.5         Table of Contents and Captions Not Part of Agreement. The table of contents and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

15.6         Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the Members shall use their best efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the Members without renegotiation of any material terms and conditions stipulated herein.

15.7         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15.8         Entire Agreement and Amendment. This Agreement and the other written agreements described herein between the parties hereto entered into as of the date hereof, constitute the entire agreement between the Members relating to the subject matter hereof. In the event of any conflict between this Agreement or such other written agreements, the terms and provisions of this Agreement shall govern and control. No amendment or waiver by a Member shall be enforceable against such Member unless it is in writing and duly executed by such Member.

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15.9         Further Assurances. Subject to the other terms and conditions of this Agreement, each Member agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be necessary or expedient to effectuate more fully this Agreement or any provisions hereof or to carry on the business contemplated hereunder.

15.10         No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Members and the Company, and no other party (including, without limitation, any creditor of the Company) shall have any right or claim against any Member by reason of those provisions or be entitled to enforce any of those provisions against any Member.

15.11         Incorporation by Reference. Every Exhibit and Annex attached to this Agreement is incorporated in this Agreement by reference.

15.12         Limitation on Liability. Except as set forth in Section 14, the Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its Capital Contributions as provided under Section 5. Except as set forth in Section 14.3(a), any claim against any Member (the “Member in Question”) which may arise under this Agreement shall be made only against, and shall be limited to, such Member in Question’s Interest, the proceeds of the sale by the Member in Question of such Interest or the undivided interest in the assets of the Company distributed to the Member in Question pursuant to Section 13.3(d) hereof. Except as set forth in Section 14.3(a) or (b), any right to proceed against (i) any other assets of the Member in Question or (ii) any agent, officer, director, member, partner, shareholder or employee of the Member in Question or the assets of any such Person, as a result of such a claim against the Member in Question arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.

15.13         Remedies Cumulative. The rights and remedies given in this Agreement and by law to a Member shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Member under the provisions of this Agreement or given to a Member by law. In the event of any dispute between the parties hereto, the prevailing party shall be entitled to recover from the other party reasonable attorney’s fees and costs incurred in connection therewith.

15.14         No Waiver. One or more waivers of the breach of any provision of this Agreement by any Member shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a Member to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a Member by reason of such breach be deemed a waiver by a Member of its remedies and rights with respect to such breach.

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15.15         Limitation On Use of Names. Notwithstanding anything contained in this Agreement or otherwise to the contrary, each Member as to itself agree that neither it nor any of its Affiliates, agents, or representatives is granted a license to use or shall use the name of the other under any circumstances whatsoever, except such name may be used in furtherance of the business of the Company but only as and to the extent unanimously approved by the Members.

15.16         Publicly Traded Partnership Provision. Each Member hereby severally covenants and agrees with the other Members for the benefit of such Members, that (i) it is not currently making a market in Interests in the Company and will not in the future make such a market and (ii) it will not Transfer its Interest on an established securities market, a secondary market or an over-the-counter market or the substantial equivalent thereof within the meaning of Code Section 7704 and the Regulations, rulings and other pronouncements of the U.S. Internal Revenue Service or the Department of the Treasury thereunder. Each Member further agrees that it will not assign any Interest in the Company to any assignee unless such assignee agrees to be bound by this section and to assign such Interest only to such Persons who agree to be similarly bound.

15.17         Public Announcements. No Member nor any of its Affiliates shall, without the prior approval of Administrative Member, issue any press releases or otherwise make any public statements with respect to the Company or the transactions contemplated by this Agreement, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange.

15.18         No Construction Against Drafter. This Agreement has been negotiated and prepared by Administrative Member and its attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

[Signatures on Next Page]

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IN WITNESS WHEREOF, this Agreement is executed by the Members, effective as of the date first set forth above.

PACOLET MULTI-FAMILY HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Clay Adams
Name: Clay Adams
Title: Authorized Signatory

TPH 223 N 8TH INVESTOR LLC,
a Delaware limited liability company

By:	/s/ Steven Kahn
Name: Steven Kahn
Title: Chief Financial Officer

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